                                      ---------------------------------------
                                                   OMB APPROVAL
                                      ---------------------------------------
                                      ---------------------------------------
                                      OMB NUMBER:
                                      3235-0145
                                      EXPIRES:   OCTOBER 31, 1997
                                      ESTIMATED AVERAGE BURDEN
                                      HOURS PER RESPONSE................14.90
                                      ---------------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5 )*


                                SFB Bancorp, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)
--------------------------------------------------------------------------------

                                    78412C10
                                 (CUSIP NUMBER)

            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
         780 Third Avenue, 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
                     TO RECEIVE NOTICES AND COMMUNICATIONS)


                                 August 24, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13D-1(B)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13D-1(A) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 13 PAGES.
                        EXHIBIT INDEX LOCATED ON PAGE ___

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   2   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------


    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Sandler O'Neill Asset Management, LLC

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]

                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               00

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                              [  ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               New York

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    42,000

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    42,000

    ---------------------- ------ --------------------------------------------------------------------------------------------------

    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             42,000

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.0%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               00

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   3   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------


    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOAM Holdings, LLC

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]

                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               00

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               Delaware

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    39,300

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    39,300

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               39,300

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.6%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               00

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   4   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------



    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners, L.P.

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]


                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               WC

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               Delaware

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    6,200

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    6,200

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,200

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.0%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               PN

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   5   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------



    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Partners II, L.P.

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]


                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               WC

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               Delaware

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    19,300

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    19,300

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,300

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                              [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               3.2%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               PN

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   6   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------

    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund, L.P.

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]

                                                                                                                             (B) [ ]
    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               WC

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               Delaware

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    3,300

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    3,300

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,300

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                             [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               PN

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   7   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------

    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Hedge Fund II, L.P.

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]

                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               WC

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               Delaware

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    10,500

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    10,500

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,500

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.7%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               PN

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   8   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------


    ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Malta Offshore, Ltd

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]


                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               WC

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               Cayman Islands

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    2,700

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    2,700

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,700

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                               [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.5%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               CO

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 ---------------------------------
CUSIP NO. 78412C10                                  PAGE   9   OF   13 PAGES
                                                          ---      ----
------------------------------                 ---------------------------------

   ------ -------------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Terry Maltese

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                 (A) [ ]

                                                                                                                             (B) [ ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
      4    SOURCE OF FUNDS*

               00

    ------ -------------------------------------------------------------------------------------------------------------------------
      5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                               [ ]



    ------ -------------------------------------------------------------------------------------------------------------------------
      6    CITIZEN OR PLACE OF ORGANIZATION

               USA

    ------ -------------------------------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
          NUMBER OF
     SHARES BENEFICIALLY
            OWNED BY
            EACH
       REPORTING PERSON
            WITH
    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             8    SHARED VOTING POWER

                                    42,000

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER



    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ---------------------- ------ --------------------------------------------------------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                    42,000

    ---------------------- ------ --------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               42,000

    ------ -------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                              [  ]


    ------ -------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.0%

    ------ -------------------------------------------------------------------------------------------------------------------------
    ------ -------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

               IN

    ------ -------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Amendment No. 5 to Schedule 13D relating to SFB Bancorp, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D dated December 23, 1997, as amended by Amendment No. 1 to the Schedule 13D dated June 22, 1998, Amendment No. 2 to the Schedule 13D dated July 27, 1998, Amendment No. 3 to the
Schedule 13D dated December 1, 1998 and Amendment No. 4 to the Schedule 13D dated June 15, 2000 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS.

     Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

     The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is $92,921, $48,089, $278,470, $151,227 and $29,963, respectively. Such shares were purchased with the investment capital of the respective entities.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 597,595 shares of Common Stock outstanding, as set forth in the Issuer's Form 10-QSB for the quarter ended June 30, 2000, as of the close of business on August 24, 2000:

(i) MP beneficially owned 6,200 shares of Common Stock, constituting approximately 1.0% of the shares outstanding.

(ii) MHF beneficially owned 3,300 shares of Common Stock, constituting approximately 0.6% of the shares outstanding.

(iii)MPII beneficially owned 19,300 shares of Common Stock, constituting approximately 3.2% of the shares outstanding.

(iv) MHFII beneficially owned 10,500 shares of Common Stock, constituting approximately 1.7% of the shares outstanding.

(v) MO beneficially owned 2,700 shares of Common Stock, constituting approximately 0.5% of the shares outstanding.

(vi) SOAM owned directly no shares of Common Stock. By reason of its position as management company for MP, MHF, MPII, MHFII and MO, under the provisions of Rule 13d-3, SOAM may be deemed to beneficially own the 6,200 shares owned by MP, the 3,300 shares owned by MHF, the 19,300 shares owned by MPII, the 10,500 shares owned by MHFII and the 2,700 shares owned by MO, or an aggregate of 42,000 shares of Common Stock, constituting approximately 7.0% of the shares outstanding.

(vi) Holdings owned directly no shares of Common Stock. By reason of its position as general partner of MP, MHF, MPII and MHFII, under the provisions of Rule 13d-3 of the Securities and Exchange Commission ("Rule 13d-3"), Holdings may be deemed to beneficially own the 6,200 shares owned by MP, the 3,300 shares owned by MHF, the 19,300 shares owned by MPII and the 10,500 shares owned by MHFII, or an aggregate of 39,300 shares of Common Stock, constituting approximately 6.6% of the shares outstanding.


(vii) Mr. Maltese directly owned no shares of Common Stock. By reason of his position as President of Holdings and SOAM, Mr. Maltese may be deemed to beneficially own the 6,200 shares owned by MP, the 3,300 shares owned by MHF, the 19,300 shares owned by MPII, the 10,500 shares owned by MHFII and the 2,700 shares owned by MO, or an aggregate of 42,000 shares of Common Stock, constituting approximately 7.0% of the shares outstanding.

(viii) In the aggregate, the Reporting Persons beneficially own an aggregate of 42,000 shares of Common Stock, constituting approximately 7.0% of the shares outstanding.

(ix) 2WTC directly owned no shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to and including August 24, 2000, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number        Price
           Date       Action           of Shares     per Share
         -----------------------------------------------------
         08/11/00     Bought              400          $11.625
         08/24/00     Bought              300          $11.625

     During the sixty days prior to and including August 24, 2000, MHF effected the following transactions in the Common Stock in open market transactions with brokers:


                                         Number        Price
           Date            Action      of Shares     per Share
         -----------------------------------------------------

         08/11/00          Bought         400          $11.625
         08/24/00          Bought         300          $11.625


     During the sixty days prior to and including August 24, 2000, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number        Price
           Date            Action      of Shares     per Share
         -----------------------------------------------------

         08/11/00          Bought       1,600          $11.625
         08/24/00          Bought       1,100          $11.625


     During the sixty days prior to and including August 24, 2000, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number        Price
           Date            Action      of Shares     per Share
         -----------------------------------------------------

         08/11/00          Bought       1,000          $11.625
         08/24/00          Bought       1,100          $11.625


     During the sixty days prior to and including August 24, 2000, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                         Number        Price
           Date            Action      of Shares     per Share
         -----------------------------------------------------

         08/11/00          Bought         600          $11.625
         08/24/00          Bought         200          $11.625



(d)      Not applicable.

(e)      Not Applicable.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 31, 2000

MALTA PARTNERS, L.P.                     MALTA HEDGE FUND, L.P.
By:      SOAM Holdings, LLC,             By:      SOAM Holdings, LLC,
         the sole general partner                 the sole general partner


By: /s/  Terry Maltese                   By: /s/ Terry Maltese
    ------------------------------          ------------------------------
         Terry Maltese                           Terry Maltese
         President                               President

MALTA PARTNERS II, L.P.                  MALTA HEDGE FUND II, L.P.

By:      SOAM Holdings, LLC,             By:      SOAM Holdings, LLC,
         the sole general partner                 the sole general partner


By: /s/ Terry Maltese                    By: /s/   Terry Maltese
    ------------------------------          ------------------------------
        Terry Maltese                              Terry Maltese
        President                                  President

SOAM Holdings, LLC                       Sandler O'Neill Asset Management LLC


By: /s/ Terry Maltese                    By: /s/ Terry Maltese
    ------------------------------          ------------------------------
        Terry Maltese                            Terry Maltese
        President                                President


Terry Maltese

/s/ Terry Maltese
------------------